Exhibit 99.1

SONIC AUTOMOTIVE, INC. ANNOUNCES IMPROVED

FOURTH QUARTER AND YEAR END 2004 RESULTS

CHARLOTTE, NC (February 22, 2005) - Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today reported that its 2004 fourth quarter income from continuing operations was $20.5 million, or $0.48 per diluted share, compared to $19.6 million, or $0.46 per diluted share, in the prior year period. Net income for the quarter was $14.6 million, or $0.35 per diluted share, compared to $13.8 million, or $0.33 per diluted share, in the prior year period.

Revenue of $1.89 billion for the quarter increased 11.2% over the year-ago quarter, with all areas reporting significant growth. Parts and service experienced a 12.1% increase; used vehicles a 12.3% increase; new vehicles a 10.6% increase; and finance and insurance an 8.3% increase.

Commenting on fourth quarter performance, Chairman and Chief Executive Officer O. Bruton Smith said, “Sonic Automotive’s earnings reflect a stronger than anticipated fourth quarter retail environment and our continued focus on improving operating efficiencies. We were pleased to be recognized at the Automotive News World Congress last month for achieving the industry’s best shareholder returns in 2004.”

For the year ended December 31, 2004, income from continuing operations was $95.7 million, or $2.22 per diluted share, compared to $87.3 million, or $2.04 per diluted share, in the prior year. Revenue for the full year of 2004 was $7.39 billion, compared to $6.95 billion for 2003. Net income for the year was $86.1 million, or $2.00 per diluted share, compared to net income of $71.6 million, or $1.69 per diluted share, in 2003.

Based on a change required by the FASB’s Emerging Issues Task Force (EITF 04-8), the company has included in diluted earnings per share, the effect of its $130.1 million contingently convertible senior subordinated notes, as if these notes had been converted. For the full year 2004, the dilutive impact was $0.04 per diluted share, compared to a dilutive impact of $0.02 per diluted share in 2003, on a continuing operations basis. There was no impact on earnings from continuing operations in the fourth quarters of 2004 or 2003.

On a same store basis, total revenue in the quarter increased 2.4% from the same quarter last year. Same store new vehicle revenue increased 2.5% for the quarter, while same store retail used vehicle revenue increased 2.8% for the quarter. Finance and insurance revenue increased 1.2% on a same store basis for the quarter. Same store revenue in our service, parts and collision repair business increased 1.8% in the quarter.

“We continue to focus on improving operating execution and performance. Our progress during the fourth quarter confirms that our efforts are gaining traction,” said President and Chief Operating Officer Jeffrey C. Rachor. “Consistent inventory management improved our new vehicle days supply to 52 days from 56 days. We saw improvement in our selling, general and administrative expense rate in the fourth quarter and are targeting a 100 basis point reduction to 78% in 2005.”

Consistent with the company’s previously announced slower acquisition strategy, there have been no acquisitions completed since July 2004. In 2005, targeted acquisitions will include luxury and high volume import brands in the company’s existing markets. The company will continue to dispose of non-performing stores and non-core brands.

At December 31, 2004, the company had approximately $253.3 million available under its revolving credit facility. “The slower acquisition pace along with continued strong cash flows from operations allowed us to reach a 46.2% debt to total capital ratio, net of cash, consistent with our target. We are making significant progress toward our 40% long term objective,” Mr. Smith said.

Looking ahead to 2005, Mr. Smith said, “We anticipate that the industry will continue to be challenging. We estimate overall same store sales growth in the 2% to 3% range in 2005. It is likely that we will add targeted acquisitions in the

$400 million to $700 million range in annualized revenue, which will help offset the effect of rising interest rates on our business. Earnings per share from continuing operations are expected to be between $2.35 and $2.45 for the full year 2005, with most of the improvement realized during the second half.”

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 192 franchises and 40 collision repair centers. Sonic can be reached on the Web at http://www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to anticipated acquisition activity and acquisition growth pace, disposition activity, earnings, earnings per share from continuing operations, anticipated growth in earnings and earnings per share from continuing operations, anticipated improvements in operating performance, same store sales, expense levels, debt levels and future debt to total capital ratios, as well as anticipated industry conditions and rising interest rates. This release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, including operating income, net income and diluted earnings per share from continuing operations for the quarter and year ended December 31, 2004 and 2003, adjusted in each case to exclude certain items disclosed in the attached financial tables. As required by SEC rules, the company has provided reconciliations of these measures to the most directly comparable GAAP measures, which are set forth in the attachments to this release. The company believes that each of the foregoing non-GAAP financial measures improves the transparency of the company’s disclosures and improves the period-to-period comparability of the company’s results. There are many factors that affect management’s views about future events and trends of the company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in Exhibit 99.1 to the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004. The company does not undertake any obligation to update forward-looking information.

MANAGEMENT WILL HOLD A CONFERENCE CALL ON TUESDAY, FEBRUARY 22, 2005 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416 – OR YOU CAN ACCESS THE CALL AT WWW.CCBN.COM.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended		Year Ended
	12/31/2003	12/31/2004	12/31/2003	12/31/2004
Revenues
New vehicles	$1,048,630	$1,160,289	$4,240,427	$4,492,251
Used vehicles	265,465	298,185	1,159,226	1,187,753
Wholesale vehicles	107,216	121,754	421,877	496,645

Total vehicles	1,421,311	1,580,228	5,821,530	6,176,649
Parts, service and collision repair	237,268	265,911	935,366	1,028,136
Finance, insurance and other	42,946	46,492	192,757	190,152

Total revenues	1,701,525	1,892,631	6,949,653	7,394,937
Total gross profit	259,174	289,651	1,064,649	1,137,180
SG&A expenses	211,703	232,553	843,564	898,215
Depreciation	3,684	4,997	11,313	16,761

Operating income	43,787	52,101	209,772	222,204
Interest expense, floor plan	5,410	7,987	20,876	26,816
Interest expense, other	9,490	11,251	42,029	42,868
Other income (expense)	10	(13)	(13,841)	49

Income from continuing operations before taxes	28,897	32,850	133,026	152,569
Income taxes	9,303	12,345	45,721	56,858

Income from continuing operations	19,594	20,505	87,305	95,711
Discontinued operations:
Loss from operations and the sale of discontinued dealerships	(8,518)	(6,148)	(13,204)	(12,756)
Income tax benefit	2,742	256	3,078	3,116
Loss from discontinued operations	(5,776)	(5,892)	(10,126)	(9,640)

Income before cumulative effect of change in accounting principle	13,818	14,613	77,179	86,071
Cumulative effect of change in accounting principle, net of tax benefit of $3,325	—	—	(5,619)	—

Net income	$13,818	$14,613	$71,560	$86,071

Diluted:
Weighted average common shares outstanding (1)	45,590	45,224	45,197	45,217

Income per share from continuing operations	$0.46	$0.48	$2.04	$2.22
Loss per share from discontinued operations	$(0.13)	$(0.13)	$(0.23)	$(0.22)
Cumulative effect of change in accounting principle	—	—	$(0.12)	—

Net income per share	$0.33	$0.35	$1.69	$2.00

(1) Weighted average common shares include an additional 2,776 shares to reflect the potential impact of our contingently convertible notes on an “if-converted” basis.
Gross Margin Data:

New vehicles retail	7.4%	7.4%	7.2%	7.3%
Used vehicles retail	9.9%	9.8%	10.5%	10.4%
Total vehicles retail	7.9%	7.9%	7.9%	7.9%
Parts, service and collision repair	48.6%	48.3%	48.2%	48.6%
Finance and insurance	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.2%	15.3%	15.3%	15.4%

SG&A Expenses:

Personnel	122,606	133,629	505,954	521,887
Advertising	18,153	14,900	69,072	61,477
Facility rent	18,415	21,619	68,339	81,440
Other	52,529	62,405	200,199	233,411

Unit Data:

New units	35,263	37,375	149,578	151,479
Used units	15,652	16,492	69,651	68,039

Total units retailed	50,915	53,867	219,229	219,518
Wholesale units	13,695	14,533	56,626	59,755
Average price per unit:
New vehicles	29,737	31,045	28,349	29,656
Used vehicles	16,960	18,081	16,643	17,457
Wholesale vehicles	7,829	8,378	7,450	8,311

Other Data:

Net cash provided by operating activities	$52,400	$89,975	$138,568	$209,750
Floorplan assistance (continuing operations)	$9,112	$9,486	$35,977	$38,066
Same store revenue percentage changes:
New		2.5%		-1.7%
Used		2.8%		-5.4%
Parts, service and collision repair		1.8%		0.4%
Finance, insurance and other		1.2%		-8.3%
Total		2.4%		-1.7%

Comparable Basis Items:

	Three Months Ended				Year Ended
	12/31/2003		12/31/2004		12/31/2003		12/31/2004
		Diluted Per Share		Diluted Per Share		Diluted Per Share		Diluted Per Share
Net income as reported	$13,818	$0.33	$14,613	$0.35	$71,560	$1.69	$86,071	$2.00
Cumulative effect of change in accounting principle	—	—	—	—	5,619	0.12	—	—
Loss from discontinued operations	5,776	0.13	5,892	0.13	10,126	0.23	9,640	0.22

Income from continuing operations - as reported	19,594	0.46	20,505	0.48	87,305	2.04	95,711	2.22
Other items
Debt repurchase/call premium	—	—	—	—	9,141	0.20	—	—
Self-insurance adjustment	1,772	0.04	—	—	1,772	0.04	—	—
Hurricane / hail losses	—	—	—	—	—	—	2,546	0.06
Legal accruals	—	—	624	0.01	—	—	1,693	0.04
Wholesale parts impairment	—	—	787	0.02	—	—	785	0.02

Balance Sheets:

	12/31/2003	12/31/2004
ASSETS
Current Assets:
Cash	$82,082	$9,991
Receivables, net	306,498	357,403
Inventories	1,046,909	1,095,057
Assets held for sale	88,990	105,100
Other current assets	29,718	23,992

Total current assets	1,554,197	1,591,543
Property and Equipment, Net	125,356	134,490
Goodwill, Net	909,091	1,056,924
Other Intangibles, Net	75,230	84,777
Other Assets	22,355	33,877

TOTAL ASSETS	$2,686,229	$2,901,611

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable - floor plan	$996,370	$1,050,858
Trade accounts payable	63,577	88,616
Accrued interest	13,851	15,421
Other accrued liabilities	121,744	175,510
Current maturities of long-term debt	1,387	2,970

Total current liabilities	1,196,929	1,333,375
LONG-TERM DEBT	694,898	668,826
OTHER LONG-TERM LIABILITIES	19,136	28,888
DEFERRED INCOME TAXES	76,933	100,835
STOCKHOLDERS’ EQUITY
Class A common stock	384	397
Class B common stock	121	121
Paid-in capital	416,892	441,503
Retained earnings	402,799	470,663
Accumulated other comprehensive loss	(4,419)	(1,228)
Deferred compensation related to restricted stock	—	(3,408)
Treasury stock, at cost	(117,444)	(138,361)

Total stockholders’ equity	698,333	769,687

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,686,229	$2,901,611

Balance Sheet Data:

Current Ratio	1.30	1.19
Debt to Total Capital, Net of Cash	46.8%	46.2%
LTM Return on Stockholders’ Equity	10.7%	11.7%